Exhibit (d)(1)(k)

Prudential Investments LLC

Gateway Center Three

100 Mulberry Street

Newark, New Jersey 07102

AST Investment Services, Inc.

One Corporate Drive

Shelton, Connecticut 06484

November 13, 2012

The Board of Trustees of Advanced Series Trust

Gateway Center Three

100 Mulberry Street

Newark, New Jersey 07102

Re:	Contractual Expense Cap for Portfolios Listed on Exhibit A Hereto

Prudential Investments LLC and AST Investment Services, Inc. hereby agree to waive a portion of their investment management fees and/or reimburse certain expenses for each Portfolio listed on Exhibit A hereto so that each Portfolio’s investment management fees plus other expenses (exclusive in all cases of taxes, short sale interest and dividend expenses, brokerage commissions, distribution fees, acquired fund fees and expenses, and extraordinary expenses) do not exceed 1.00% of the Portfolio’s average daily net assets on an annualized basis until May 1, 2014.

Very truly yours,

PRUDENTIAL INVESTMENTS LLC

By:	/s/ Timothy S. Cronin
Name:	Timothy S. Cronin
Title:	Senior Vice President

AST INVESTMENT SERVICES, INC.

By:	/s/ Timothy S. Cronin
Name:	Timothy S. Cronin
Title:	President

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Exhibit A
AST Bond Portfolio 2015
AST Bond Portfolio 2016
AST Bond Portfolio 2017
AST Bond Portfolio 2018
AST Bond Portfolio 2019
AST Bond Portfolio 2020
AST Bond Portfolio 2021
AST Bond Portfolio 2022
AST Bond Portfolio 2023
AST Bond Portfolio 2024
AST Investment Grade Bond Portfolio

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